Exhibit 10.12
CARDIOVASCULAR SYSTEMS, INC.
SUMMARY OF AMENDMENT TO FISCAL 2010
EXECUTIVE OFFICER ANNUAL CASH INCENTIVE COMPENSATION
On April 21, 2010, the Board of Directors and the Compensation Committee of Cardiovascular Systems, Inc. (the “Company”) awarded cash bonuses to the Company’s executive officers under the Cardiovascular Systems, Inc. Fiscal 2010 Executive Officer Annual Cash Incentive Compensation program, as amended (the “Cash Incentive Program”). Pursuant to the Cash Incentive Program, the Company’s executive officers were eligible to receive cash incentive compensation for the first half of fiscal 2010 based on pre-determined revenue and adjusted EBITDA financial goals set by the Board and the Compensation Committee. Although these plan goals were not achieved, the Board and the Compensation Committee concluded that the Company’s achieved financial performance and progress in other areas, including clinical trials, sales training, product protocol definition and customer education, justified the grant of bonuses to the executive team. For this performance during the first half of fiscal 2010, the Board and the Compensation Committee awarded cash bonuses equal to 75% of the target bonus amounts available to executive officers for such period under the Cash Incentive Program. The Company’s executive officers will be eligible to receive additional bonuses under the Cash Incentive Program for the second half of fiscal 2010 ranging from 50% to 150% of the target amounts for such period based on pre-determined revenue and adjusted EBITDA financial goals.